EXHIBIT 99.1

NEWS FOR RELEASE: 10-29-2004                              CONTACT:  Lee Brown
                                                          719-481-7213
                                                          lbrown@ramtron.com

                    RAMTRON NAMES DIRECTOR DR. WILLIAM HOWARD
                              CHAIRMAN OF THE BOARD

COLORADO SPRINGS, CO - October 29, 2004 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) announced today that the company's board of directors has named Ramtron Director Dr. William Howard as chairman of the board. Dr. Howard succeeds Albert Hugo-Martinez, who resigned as chairman of the board and as director. Mr. Hugo-Martinez served as chairman since February 2003 and as a director since 1999. He advised the board that the timing of his resignation resulted from potential conflicts of interest with another board position, stemming from Ramtron's recent entry into the mixed-signal product market, and the demands on his time from other business interests. Ramtron's board has named Director Doris Keitel-Schulz to replace Mr. Hugo-Martinez on the audit committee.

"We are honored to have Dr. Howard as chairman," commented Ramtron CEO Bill Staunton. "His breadth of experience, which spans a number of industries, will continue to be an invaluable asset to the board. With his guidance, we look forward to taking Ramtron through its next stage of profitable growth."

"Ramtron has made tremendous progress over the last two years, as evidenced by significant improvements in its operating results," said Mr. Hugo-Martinez. "With the company poised for continued success, I believe the time is right for me to transition to my other board commitments, as well as start-up opportunities with which I am involved."

"Albert has been instrumental in navigating Ramtron to its many recent successes, and we are sorry to see him leave," said Dr. William Howard. "He has made many contributions to our company and the board, and we wish him much success in his many endeavors."

"We have valued Mr. Hugo-Martinez' insights and counsel over the years, and we have benefited greatly from his leadership," Mr. Staunton added.

Dr. Howard has served as a Ramtron director since July 1994. Since September 1990, he has been an independent engineering consultant to various entities, including SEMATECH, the Semiconductor Industry Association and Dow Corning. From October 1987 until December 1990, he served as a senior fellow at the National Academy of Engineering while on leave from Motorola. From 1969 to 1990, Dr. Howard was employed by Motorola, where he most recently served as corporate senior vice president and director of Research and Development. He is a member of the National Academy of Engineering and a fellow of the Institute of Electrical Engineers and of the American Association for the Advancement of Science. Dr. Howard is chairman of Thunderbird Technologies, a privately held company developing new transistor technologies, and a director of three public companies, Credence Systems, Inc.; BEI Technologies, Inc.; and Xilinx, Inc.

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Ms. Doris Keitel-Schulz has served as a Ramtron director since 2003.  Ms.
Schulz, a 20-year veteran in the development, manufacture and application of semiconductor components, is Director of Special Projects within the Memory Products Group of Infineon Technologies AG (formerly Siemens Semiconductor). Following a two-year Siemens international trainee program, which included a visiting scholarship at Stanford University, Ms. Keitel-Schulz joined the Siemens Semiconductor Group in 1987. There she held various engineering management positions in CAD, design methodology, memory, and logic design. Ms. Keitel-Schulz holds a Masters degree in Material Science and Electronics from the University of Erlangen-Nueremberg.

About Ramtron
-------------

Ramtron International Corporation (NASDAQ: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. Ramtron's patented FRAM technology allows devices to perform the functions of both RAM and nonvolatile memory in a single chip. Its unique benefits are revolutionizing memory-based designs in a variety of automotive, communications, computing, consumer, industrial control, medical, and metering applications. Additionally, Ramtron works with various leading-edge licensees and manufacturers to bring its technology to market. For more information, please visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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